'     For Immediate Release

Lincoln Financial Reports 2026 Third Quarter Results
____________________________________

Radnor, PA, November 5, 2026: Lincoln Financial (NYSE: LNC) today reported financial results for the third quarter ended September 30, 2026.
•Solid quarter reflected resilient, diversified earnings mix and enhanced capital flexibility.
•Third quarter net income available to common stockholders was $1.3 billion, or $6.77 per diluted share, including a net unfavorable impact of $0.47 per diluted share related to the annual assumption review.
•Third quarter adjusted operating income available to common stockholders was $339 million, or $1.72 per diluted share, including a net unfavorable impact of $0.48 per diluted share related to the annual assumption review.
◦The difference between net income and adjusted operating income was primarily attributable to the non-economic impact of changes in market risk benefits.
•Holding company available liquidity increased to $1.0 billion, net of prefunding amounts, up approximately $350 million since year-end 2025.
•Resumed share repurchases with $50 million of common stock and retired $437 million of preferred stock through tender offers.
"Our increasingly diversified earnings base continues to support Lincoln’s overall performance,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial. “Life Insurance and Retirement Plan Services were highlights of the quarter, both delivering strong year-over-year earnings growth and reinforcing the resilience of our business mix. In Annuities, return on average account balances improved for a second consecutive quarter, supported by our expanding spread-based businesses, a source of more stable earnings over time. Group Protection fell short of our expectations as the continued normalization of disability incidence was compounded by volatility in claims severity, while underlying fundamentals remain solid.
“Closing our reinsurance transaction with Talcott in October marked one of the final milestones of the plan we laid out in 2023, further de-risking our balance sheet. With significantly improved financial flexibility, we resumed share repurchases, an important step in expanding durable capital returns. We also remain confident in our ability to drive disciplined, profitable growth, increase free cash flow and create long-term value for our shareholders.”

Business Highlights

Our 2026 third quarter performance demonstrated continued execution against our financial and strategic objectives. The segment operating results presented below do not include the impacts of our annual assumption review. See the segment discussions that follow for additional information.

Retail Solutions

•Annuities delivered operating income of $304 million, up 6% sequentially, driven by higher spread income and favorable equity markets. Year-over-year earnings moderated by $14 million driven by the $12 million impact of the previously disclosed net investment income reallocation to non-operating income and variable annuity outflows. Total sales were $4.3 billion, up 21% sequentially, as fixed annuity sales more than doubled quarter over quarter. Spread-based products represented 67% of total sales.

•Life Insurance delivered operating income of $130 million, a $76 million increase from the prior-year quarter, driven by higher alternative investment income, improved mortality, and the impact of the captive consolidation. Total sales were $106 million, down 64% year over year, as the prior-year quarter benefited from several large executive benefits cases; core life sales grew 3% year over year, driven by indexed-universal life.

Workplace Solutions

•Group Protection delivered operating income of $77 million and a margin of 5.5%, with lower year-over-year results reflecting unfavorable disability experience, partially offset by favorable life results. The disability loss ratio increased 6 percentage points year over year, reflecting higher claim severity and continued moderation in incidence from favorable levels. Premiums increased 3% year over year, led by local markets growth of 5% and supplemental health growth of 32%.

•Retirement Plan Services reported operating income of $55 million in the quarter, up 20% year over year, driven by higher spread income, favorable equity markets, and a favorable one-time item. Net outflows were $1.9 billion, compared to $755 million of net inflows in the prior-year quarter, and total deposits were $3.5 billion in the quarter, down 29%, driven by lower first-year sales in the mid-large market. Ending account balances were $128 billion, up 4% year over year.

Earnings Summary

(in millions, except per share data)	For the Three Months Ended		For the Nine Months Ended
	9/30/25	9/30/26	9/30/25	9/30/26
Net income (loss)	$445	$1,399	$423	$2,559
Net income (loss) available to common stockholders — diluted	411	1,332	343	2,441
Net income (loss) per diluted share available to common stockholders	$2.12	$6.77	$1.87	$12.42
Adjusted income (loss) from operations	431	373	1,183	1,183
Adjusted income (loss) from operations available to common stockholders	397	339	1,103	1,103
Adjusted income (loss) from operations per diluted share available to common stockholders	$2.04	$1.72	$6.01	$5.61

Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Operations and Net Income (Loss) Available to Common Stockholders to Adjusted Income (Loss) Available to Common Stockholders(1)

(in millions)	For the Three Months Ended		For the Nine Months Ended
	9/30/25	9/30/26	9/30/25	9/30/26
Net income (loss)	$445	$1,399	$423	$2,559
Less:
Net annuity product features, pre-tax(1)	410	1,317	(277)	2,119
Net life insurance product features, pre-tax	(22)	37	(37)	10
Credit loss-related adjustments, pre-tax	(38)	(47)	(91)	(104)
Investment gains (losses), pre-tax	(35)	(388)	(218)	(628)
Changes in the fair value of reinsurance-related embedded derivatives,
trading securities and certain mortgage loans, pre-tax(1)	(191)	544	(266)	638
Gains (losses) on other non-financial assets, pre-tax	—	—	—	(6)
Other items, pre-tax(1)	(105)	(164)	(65)	(287)
Income tax benefit (expense) related to the above pre-tax items	(5)	(273)	194	(366)
Total adjustments	14	1,026	(760)	1,376
Adjusted income (loss) from operations	$431	$373	$1,183	$1,183

Net income (loss) available to common stockholders — diluted	$411	$1,332	$343	$2,441
Less:
Total adjustments as set forth in the above reconciliation (2)	14	1,029	(760)	1,374
Preferred stock repurchase premium	—	(36)	—	(36)
Adjusted income (loss) from operations available to common stockholders	$397	$339	$1,103	$1,103

(1) Refer to the full reconciliation at the back of this release for footnotes.
(2) For the three and nine months ended September 30, 2026, also includes adjustment for deferred units of LNC stock in our deferred compensation plans of $3 million and $(2) million, respectively.

Variable Investment Income

Alternative Investment Income, after-tax(1)	For the Three Months Ended					For the Nine Months Ended
(in millions)	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	9/30/25	9/30/26
Annuities	$2	$3	$3	$1	$3	$7	$7
Life Insurance	75	90	95	38	131	204	264
Group Protection	2	2	2	1	2	4	5
Retirement Plan Services	1	3	2	1	3	4	6
Other Operations	—	—	—	—	—	—	—
Consolidated	$80	$98	$102	$41	$139	$219	$282

(1) Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax	For the Three Months Ended					For the Nine Months Ended
(in millions)	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	9/30/25	9/30/26
Annuities	$3	$5	$1	$2	$1	$6	$4
Life Insurance	1	1	2	2	—	2	4
Group Protection	—	—	1	1	—	1	2
Retirement Plan Services	1	1	—	3	1	1	4
Other Operations	—	—	—	—	—	—	—
Consolidated	$5	$7	$4	$8	$2	$10	$14

Items Impacting Segment and Other Operations Results

	For the Three Months Ended September 30, 2026
(in millions, after-tax)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
Alternative investment income compared to return target(1)	$1	$53	$—	$1	$—
Prepayment income(2)	1	—	—	1	—
Annual assumption review	(10)	(25)	(31)	—	(29)
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$(8)	$28	$(31)	$2	$(29)

	For the Three Months Ended September 30, 2025
(in millions, after-tax)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
Alternative investment income compared to return target(1)	$—	$(2)	$—	$—	$—
Prepayment income(2)	3	1	—	1	—
Annual assumption review	(8)	(29)	39	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$(5)	$(30)	$39	$1	$—

(1) Alternative investment income comparison to return target assumes a 10% annual return on the alternative investment portfolio.
(2) Prepayment income is actual income reported in the quarter.

Capital and Liquidity

	As of or For the Three Months Ended
(in millions, except percent and per share data)	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26
Holding company available liquidity(1)	$461	$1,055	$1,205	$1,803	$1,067
Holding company available liquidity, net of prefunding	$461	$655	$805	$903	$1,004
RBC ratio(2)	>420%	>420%	>420%	>420%	>420%
Book value per share (BVPS), including AOCI	$49.56	$51.88	$47.87	$53.68	$46.17
Book value per share, excluding AOCI(3)	$69.66	$73.10	$71.06	$77.39	$84.05
Adjusted book value per share(3)	$74.23	$76.33	$77.77	$79.45	$80.63

(1) Holding Company available liquidity includes prefunding of $400M for the December 2026 debt maturity as of 12/31/25 and 3/31/26, $400M for the December 2026 debt maturity and $500M for preferred stock repurchases and/or redemptions as of 6/30/26, and $63M of remaining preferred stock prefunding amounts as of 9/30/26.
(2) The RBC ratio is calculated annually as of December 31, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 9/30/25, 3/31/26, 6/30/26, and 9/30/26 are considered estimates based on information known at the time of reporting.
(3) Refer to the reconciliation to book value per share, including AOCI, at the back of this release.

Annuities

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	Change	9/30/25	9/30/26	Change
Total operating revenues	$1,270	$1,308	$1,283	$1,341	$1,369	7.8%	$3,682	$3,993	8.4%
Total operating expenses	902	939	949	1,002	1,020	13.1%	2,636	2,971	12.7%
Income (loss) from operations before taxes	368	369	334	339	349	(5.2)%	1,046	1,022	(2.3)%
Federal income tax expense (benefit)	58	58	59	52	55	(5.2)%	160	166	3.8%
Income (loss) from operations	$310	$311	$275	$287	$294	(5.2)%	$886	$856	(3.4)%
Income (loss) from operations, excluding impact of annual assumption review	$318	$311	$275	$287	$304	(4.4)%	$894	$866	(3.1)%
Total sales	$4,467	$4,889	$3,939	$3,515	$4,268	(4.5)%	$12,274	$11,722	(4.5)%
Net flows	$(1,143)	$(1,227)	$(2,196)	$(2,917)	$(2,699)	NM	$(3,981)	$(7,812)	(96.2)%
Average account balances, net of reinsurance	$170,318	$174,668	$175,173	$178,812	$181,079	6.3%	$164,735	$178,493	8.4%
Return on average account balances (bps)	73	71	63	64	65		72	64
Return on average account balances (bps), excluding impact of annual assumption review and market-linked adjustment(1)	78	75	66	67	71		76	68
(1) Market-linked adjustment represents the portion of the account balance related to the index-linked crediting feature of our fixed indexed annuity and registered index-linked annuity (“RILA”) products.
•Income from operations was $294 million for the third quarter, compared to $310 million in the prior-year quarter. The annual assumption review had a $10 million unfavorable impact on income from operations in the current quarter, compared to an $8 million unfavorable impact in the third quarter of 2025.
•Not including the impact of the annual assumption review, income from operations was $304 million, down $14 million compared to the prior-year quarter, as the previously disclosed net investment income reallocation to non-operating income and variable annuity outflows offset earnings growth from higher spread income and favorable equity markets.
•Total sales were $4.3 billion in the quarter, down 4% compared to the prior year, and up 21% sequentially. Spread-based products accounted for 67% of total sales.
•Net outflows were approximately $2.7 billion in the quarter, compared to net outflows of $1.1 billion in the prior-year quarter, with the year-over-year increase driven by traditional variable annuities and RILA outflows.
•Average account balances, net of reinsurance, were $181 billion. The year-over-year increase of 6% reflected growth across all product lines.
Life Insurance

(in millions)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	Change	9/30/25	9/30/26	Change
Total operating revenues	$1,610	$1,643	$1,628	$1,572	$1,683	4.5%	$4,798	$4,883	1.8%
Total operating expenses	1,586	1,555	1,586	1,508	1,559	(1.7)%	4,772	4,653	(2.5)%
Income (loss) from operations before taxes	24	88	42	64	124	NM	26	230	NM
Federal income tax expense (benefit)	(1)	11	1	7	19	NM	(14)	28	300.0%
Income (loss) from operations	$25	$77	$41	$57	$105	NM	$40	$202	NM
Income (loss) from operations, excluding impact of annual assumption review	$54	$77	$41	$57	$130	140.7%	$69	$227	229.0%
Average account balances, net of reinsurance	$47,503	$49,150	$49,232	$50,981	$52,903	11.4%	$45,680	$51,039	11.7%
Total sales	$298	$142	$129	$216	$106	(64.4)%	$516	$451	(12.6)%

•Income from operations was $105 million, compared to $25 million in the prior-year quarter. The annual assumption review had a $25 million unfavorable impact on income from operations in the current quarter, compared to a $29 million unfavorable impact in the third quarter of 2025.
•Not including the impact of the annual assumption review, income from operations was $130 million, up $76 million year over year, driven by higher alternative investment income, improved mortality, and the impact of the fourth quarter 2025 captive consolidation.
•Total sales were $106 million, down 64% compared to the prior-year quarter, as the third quarter of 2025 benefited from several large cases in executive benefits; core life sales were up 3% year over year, primarily driven by indexed-universal life.
•Average account balances, net of reinsurance, were $53 billion, up 11% versus the prior-year quarter.

Group Protection

(in millions, except margin data)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	Change	9/30/25	9/30/26	Change
Total operating revenues	$1,507	$1,535	$1,554	$1,576	$1,555	3.2%	$4,566	$4,685	2.6%
Total operating expenses	1,319	1,397	1,412	1,390	1,500	13.7%	4,030	4,302	6.7%
Income (loss) from operations before taxes	188	138	142	186	55	(70.7)%	536	383	(28.5)%
Federal income tax expense (benefit)	39	29	30	39	9	(76.9)%	113	78	(31.0)%
Income (loss) from operations	$149	$109	$112	$147	$46	(69.1)%	$423	$305	(27.9)%
Income (loss) from operations, excluding impact of annual assumption review	$110	$109	$112	$147	$77	(30.0)%	$384	$336	(12.5)%
Insurance premiums	$1,352	$1,380	$1,399	$1,420	$1,392	3.0%	$4,109	$4,211	2.5%
Total sales	$116	$391	$150	$155	$72	(37.9)%	$460	$377	(18.0)%
Total loss ratio	68.3%	71.4%	71.1%	68.4%	78.4%		68.9%	72.6%
Total loss ratio, excluding the impact of the annual assumption review	72.2%	71.4%	71.1%	68.4%	75.7%		70.2%	71.7%
Operating margin(1)	11.0%	7.9%	8.0%	10.4%	3.3%		10.3%	7.2%
Operating margin, excluding the impact of annual assumption review	8.1%	7.9%	8.0%	10.4%	5.5%		9.3%	8.0%

(1) Operating margin is calculated by dividing income (loss) from operations by insurance premiums.
•Income from operations was $46 million, compared to $149 million in the prior-year quarter. The annual assumption review had a $31 million unfavorable impact on income from operations in the current quarter, compared to a $39 million favorable impact in the third quarter of 2025. The reported operating margin was 3.3%, compared to 11.0% in the third quarter of 2025.
•Not including the impact of the annual assumption review, income from operations was $77 million, down $33 million year over year, and the operating margin was 5.5%, down 260 basis points year over year, driven by continued moderation in disability incidence from favorable levels compounded by higher disability claim severity, partially offset by favorable life results.
•Insurance premiums were $1.4 billion in the quarter, increasing 3% year over year, driven by growth in local markets, up 5%, and supplemental health growth, up 32%.
•Sales decreased 38% as the prior-year quarter benefited from a large case win.

Retirement Plan Services

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	Change	9/30/25	9/30/26	Change
Total operating revenues	$343	$352	$346	$353	$357	4.1%	$1,001	$1,056	5.5%
Total operating expenses	290	298	295	296	292	0.7%	867	882	1.7%
Income (loss) from operations before taxes	53	54	51	57	65	22.6%	134	174	29.9%
Federal income tax expense (benefit)	7	8	8	8	10	42.9%	18	27	50.0%
Income (loss) from operations	$46	$46	$43	$49	$55	19.6%	$116	$147	26.7%
Deposits	$5,008	$3,939	$4,142	$3,736	$3,540	(29.3)%	$12,717	$11,417	(10.2)%
Net flows	$755	$(998)	$(213)	$(2,425)	$(1,941)	NM	$(2,014)	$(4,579)	NM
Average account balances	$119,259	$123,533	$124,766	$128,344	$130,034	9.0%	$115,014	$127,916	11.2%
Return on average account balances (bps)	15	15	14	15	17		14	15
•Income from operations was $55 million in the quarter, up 20% compared to the prior year, primarily resulting from higher spread income, favorable equity markets, and a favorable one-time item.
•Net outflows were $1.9 billion, compared to $755 million of net inflows in the prior-year quarter, as the third quarter of 2025 benefited from strong sales in the mid-large segment.
•Total deposits were $3.5 billion, down 29% over the prior-year quarter as first-year sales in the mid-large segment were higher in the third quarter of 2025.
•Average account balances were $130 billion, increasing 9% from the prior year, driven by favorable equity markets.

Other Operations

(in millions)	As of or For the Three Months Ended						As of or For the Nine Months Ended
	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26	Change	9/30/25	9/30/26	Change
Total operating revenues	$50	$56	$57	$84	$95	90.0%	$143	$236	65.0%
Total operating expenses	177	181	199	202	251	41.8%	499	653	30.9%
Income (loss) from operations before taxes	(127)	(125)	(142)	(118)	(156)	(22.8)%	(356)	(417)	(17.1)%
Federal income tax expense (benefit)	(28)	(27)	(31)	(28)	(29)	(3.6)%	(74)	(90)	(21.6)%
Income (loss) from operations(1)	$(99)	$(98)	$(111)	$(90)	$(127)	(28.3)%	$(282)	$(327)	(16.0)%
Income (loss) from operations, excluding impact of annual assumption review	$(99)	$(98)	$(111)	$(90)	$(98)	1.0%	$(282)	$(298)	(5.7)%

(1) Income (loss) from operations does not include preferred dividends.
•Loss from operations was $(127) million, compared to a loss of $(99) million in the prior-year quarter. The annual assumption review had a $29 million unfavorable impact on income from operations in the current quarter, compared to no impact in the third quarter of 2025. Not including the impact of the annual assumption review, the loss from operations was $(98) million, in line with the third quarter of 2025.

Unrealized Gains and Losses

The company reported a net unrealized loss of $12.4 billion (pre-tax) on its available-for-sale securities as of September 30, 2026, compared to a net unrealized loss of $7.9 billion (pre-tax) as of September 30, 2025. The year-over-year increase was primarily due to higher treasury rates.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s third quarter 2026 statistical supplement and third quarter 2026 earnings supplement, which are available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information
Lincoln Financial will discuss the company’s third quarter results with the investment community in a call beginning at 8:00 a.m. Eastern Time on Thursday, November 5, 2026.

The call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on November 5, 2026, at www.lincolnfinancial.com/webcast.

About Lincoln Financial
Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2025, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of September 30, 2026, the company had $359 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, PA., Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	John Muething	Karyn Baldwin
	Investor Relations	Media Relations
	Investorrelations@LFG.com	Media@LFG.com

Non-GAAP Measures

Management believes that the use of the non-GAAP financial measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders (or adjusted operating income (loss)) and adjusted income (loss) from operations per diluted share available to common stockholders is helpful to investors in evaluating the company’s performance.

Management believes that excluding the following items from adjusted income (loss) from operations enhances understanding of the underlying trends and long-term performance of the company’s business. Management excludes “net annuity product features” as this adjustment primarily represents the difference between the valuation of reserves and the valuation of derivatives utilized for hedging our variable annuity and indexed annuity products, which can fluctuate significantly from period to period based on changes in equity markets and interest rates. This difference is due to the hedge focus on managing risks to statutory capital as opposed to the GAAP reserves. Management excludes “net life insurance product features” for similar reasons. In addition, management excludes “credit loss-related adjustments” and “investment gains (losses)” as the timing of changes in allowances or sales of credit-impaired investments depends largely on market credit cycles and can vary considerably from period to period and the timing of other sales of investments that would result in gains or losses is driven by market conditions, including interest rates, and other factors. Management excludes “changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans” as this adjustment represents the economics of investments in underlying funds withheld portfolios supporting reinsurance agreements that have been transferred to third-party reinsurers, which is not indicative of our ongoing results.

Finally, management excludes from adjusted income (loss) from operations certain additional items (as set forth in the definition below) that are not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management believes excluding these items better explains the results of the company’s ongoing businesses in a manner that allows for enhanced understanding of underlying trends, company performance and business fundamentals.

Management also believes that the use of the non-GAAP financial measures book value per share, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the following items, as applicable:

•Items related to annuity product features, which include changes in market risk benefits (“MRBs”), changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits, and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities and certain other investments, the impact of certain derivatives, and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);
•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;
•Income (loss) from discontinued operations;
•Other items, which include the following: certain legal and regulatory accruals; severance expense related to initiatives that realign the workforce; transaction, integration and other costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business, and certain other corporate initiatives; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and
•Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as GAAP net income (loss) available to common stockholders excluding the effects of the items, as applicable, set forth in the definition of adjusted income (loss) from operations above and the impact of preferred stock repurchase premium. Management excludes the impact of preferred stock repurchase premium as it is not indicative of current operating fundamentals.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock, changes in MRBs, guaranteed living benefit (“GLB”) and guaranteed death benefit (“GDB”) hedge instruments gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”) by (b) common shares outstanding.
• Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL) and MoneyGuard Market Advantage® (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Operations, Net Income (Loss) Available to Common Stockholders to Adjusted Income (Loss) Available to Common Stockholders and Average Stockholders' Equity to Adjusted Average Stockholders' Equity

	For the		For the
(in millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net Income (Loss)	$1,399	$445	$2,559	$423
Less:
Net annuity product features, pre-tax (1)	1,317	410	2,119	(277)
Net life insurance product features, pre-tax	37	(22)	10	(37)
Credit loss-related adjustments, pre-tax	(47)	(38)	(104)	(91)
Investment gains (losses), pre-tax	(388)	(35)	(628)	(218)
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, pre-tax (2)	544	(191)	638	(266)
Gains (losses) on other non-financial assets, pre-tax	—	—	(6)	—
Other items, pre-tax (3)(4)(5)(6)(7)	(164)	(105)	$(287)	(65)
Income tax benefit (expense) related to the above pre-tax items	(273)	(5)	(366)	194
Total adjustments	1,026	14	1,376	(760)
Adjusted Income (Loss) from Operations	$373	$431	$1,183	$1,183

Net Income (Loss) Available to Common Stockholders – Diluted	$1,332	$411	$2,441	$343
Less:
Total adjustments as set forth in the above reconciliation (8)	1,029	14	1,374	(760)
Preferred stock repurchase premium	(36)	—	(36)	—
Adjusted Income (Loss) from Operations Available to Common Stockholders	$339	$397	$1,103	$1,103

Per Common Share – Diluted
Net income (loss) available to common stockholders	$6.77	$2.12	$12.42	$1.87
Adjusted income (loss) from operations available to common stockholders	1.72	2.04	5.61	6.01

Stockholders’ Equity, Average
Stockholders' equity	$10,386	$10,000	10,575	9,034
Less:
Preferred stock	771	986	914	986
AOCI	(5,928)	(4,116)	(4,904)	(4,379)
Stockholders’ equity, excluding AOCI and preferred stock	15,543	13,130	14,565	12,427
Changes in MRBs	4,186	3,002	3,480	2,717
GLB and GDB hedge instruments gains (losses)	(4,151)	(3,654)	(3,974)	(3,326)
Reinsurance-related embedded derivatives and portfolio gains (losses)	93	(245)	(64)	(203)
Adjusted average stockholders' equity	$15,415	$14,027	$15,123	$13,239

(1)    For the three months ended September 30, 2026 and 2025, includes changes in MRBs of $1,006 million and $337 million, respectively; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $(8) million and $30 million, respectively; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $319 million and $43 million, respectively. For the nine months ended September 30, 2026 and 2025, includes changes in MRBs of $1,459 million and $(33) million, respectively; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $54 million and $(307) million, respectively; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $606 million and $63 million, respectively.
(2)    Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.
(3)    Includes certain legal accruals of $(14) million and $(136) million for the three and nine months ended September 30, 2026, respectively, and $(9) million for the three and nine months ended September 30, 2025.
(4)    Includes severance expense related to initiatives to realign the workforce of $(3) million and $(5) million for the three months ended September 30, 2026 and 2025, respectively, and $(21) million and $(13) million for the nine months ended September 30, 2026 and 2025, respectively.
(5)    For the three and nine months ended September 30, 2026, includes transaction, integration and other costs related to mergers, acquisitions, divestitures and certain other corporate initiatives of $(135) million primarily related to a reinsurance recapture; for the three months ended September

30, 2025, includes $(55) million of transaction costs related to restructuring certain captive reinsurance subsidiaries and $(22) million related to Life Insurance segment persistency optimization; for the nine months ended September 30, 2025, includes $(55) million of transaction costs related to restructuring certain captive reinsurance subsidiaries, $(22) million related to Life Insurance segment persistency optimization, $(20) million related to the sale of our wealth management business and $(18) million primarily related to the Bain Capital transaction.
(6)    Includes deferred compensation mark-to-market adjustment of $(12) million and $(14) million for the three months ended September 30, 2026 and 2025, respectively, and $5 million and $(22) million for the nine months ended September 30, 2026 and 2025, respectively.
(7)    Includes gain on early extinguishment of debt of $94 million for the nine months ended September 30, 2025.
(8) For the three and nine months ended September 30, 2026, also includes adjustment for deferred units of LNC stock in our deferred compensation plans of $3 million and $(2) million, respectively.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of the Three Months Ended
	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26
Book Value Per Common Share
Book value per share	$49.56	$51.88	$47.87	$53.68	$46.17
Less:
AOCI	(20.10)	(21.22)	(23.19)	(23.71)	(37.88)
Book value per share, excluding AOCI	69.66	73.10	71.06	77.39	84.05
Less:
Changes in MRBs	16.42	17.94	13.72	19.63	23.86
GLB and GDB hedge instruments gains (losses)	(19.40)	(19.94)	(19.87)	(21.08)	(22.03)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(1.59)	(1.23)	(0.56)	(0.61)	1.59
Adjusted book value per share	$74.23	$76.33	$77.77	$79.45	$80.63

Lincoln National Corporation
Digest of Earnings

	For the		For the
(in millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues	$5,481	$4,555	$15,328	$13,290

Net Income (Loss)	$1,399	$445	$2,559	$423
Preferred stock dividends declared	(34)	(34)	(80)	(80)
Preferred stock repurchase premium	(36)	—	(36)	—
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	3	—	(2)	—
Net Income (Loss) Available to Common
Stockholders – Diluted	$1,332	$411	$2,441	$343

Net Income (Loss) Per Common Share – Basic	$6.90	$2.15	$12.69	$1.90
Net Income (Loss) Per Common Share – Diluted	$6.77	$2.12	$12.42	$1.87

Average Shares – Basic	192,648,752	190,826,396	192,470,404	179,845,834
Average Shares – Diluted	196,653,113	194,304,105	196,525,525	182,851,283

(1)    We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business; and our affiliate reinsurance arrangements;
•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of existing and emerging rules and regulations relating to privacy, cybersecurity and artificial intelligence (“AI”) that may lead to increased compliance costs, reputation risk and/or changes in business practices, and challenges with properly managing the use of AI that could result in reputational harm, competitive harm and legal liability;
•Continued scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Increasing or sustained higher interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefits, including riders on certain of our annuity products and secondary guarantees on certain variable universal life insurance products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;

•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention and profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in or failure of the telecommunication, information technology or other operational systems of the company or the third parties on whom we rely or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches in security of such systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims and adversely affect our businesses and the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.